UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2023

AUDACY, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2400 Market Street, 4th Floor
Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 660-5610

(Former name or former address, changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A Common Stock, par value $.01 per share	AUD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)(1)    Employment Agreement – J.D. Crowley

On January 9, 2023, Audacy, Inc. (the “Company”), through its wholly-owned subsidiary, Audacy Services, Inc., entered into an employment agreement with J.D. Crowley, pursuant to which Mr. Crowley will serve as the Company’s Chief Digital Officer and President - Podcast and Streaming (the “Crowley Agreement”). The following is a summary description of the material provisions of the Crowley Agreement and by its nature is incomplete. For further information regarding the terms and conditions of the Crowley Agreement, reference is made to the complete text of the agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2022.

The Crowley Agreement has an initial term through March 31, 2026, with automatic one-year extensions following the initial term unless either party provides prior notice of non-extension. The Crowley Agreement provides for an annual base salary of $825,000 (effective as of January 1, 2023), which increases by three percent (3%) each January 1st. Mr. Crowley is eligible for an annual cash performance bonus as determined at the discretion of the Compensation Committee of the Board of Directors of the Company based on its review of the Company’s performance and Mr. Crowley’s performance for the year. Mr. Crowley’s target annual bonus amount is 80% of his annual base salary. In addition, the Crowley Agreement provides for an initial cash signing bonus of $325,000.

The Crowley Agreement also provides for an initial equity grant of 300,000 restricted stock units (“RSUs”) under the Audacy 2022 Equity Compensation Plan. These RSUs vest: (i) fifty percent (50%) on March 31, 2025; and (ii) fifty percent (50%) on March 31, 2026. These RSUs are in lieu of the potential vesting of 125,000 performance-based restricted stock units previously granted to Mr. Crowley on March 18, 2021. Accordingly, in connection with this grant, those prior performance-based restricted stock units were forfeited.

Mr. Crowley is eligible for future equity compensation with an aggregate annual target amount of $500,000 or such other amount as determined at the discretion of the Compensation Committee of the Board of Directors of the Company.

In the event that Mr. Crowley’s employment is terminated either by the Company without “cause” (other than due to disability) or by him for “good reason,” Mr. Crowley will be entitled to receive the following severance payments and benefits: (i) continued payment of his annual base salary for one year following the date of termination; (ii) a one-time bonus payment equal to the pro-rata portion of the amount of annual bonus received for the year immediately preceding the year of termination (or target annual bonus if such termination occurs before any annual bonus has been paid); and (iii) all of Mr. Crowley’s then-outstanding equity awards will continue to vest through the first anniversary of the date of termination as if he had remained employed through such date the (“Severance Benefits”).

If Mr. Crowley’s employment is terminated by the Company without Cause, by Mr. Crowley for “good reason” or Mr. Crowley’s employment agreement is not renewed by the Company as a result of a Change of Control, during the period commencing on the date of execution of a binding agreement which would result in a Change in Control if consummated and ending on the twelve (12) month anniversary of the consummation of such Change in Control, then Mr. Crowley would be entitled to the Severance Benefits. In addition, all of Mr. Crowley’s then-outstanding equity grants, to the extent not previously vested, which are subject to vesting solely on the basis of time would fully vest and become immediately exercisable or settled as of the date of such termination of employment.

In the event that Mr. Crowley elects to not renew the Crowley Agreement, he shall not be entitled to any severance. In the event that the Company elects to not renew the Crowley Agreement, Mr. Crowley will be entitled to receive the following severance payments and benefits: (i) continued payment of his annual base salary for one year following the date of termination; and (ii) a one-time bonus payment equal to the pro-rata portion of the amount of annual bonus received for the year immediately preceding the year of termination (or target annual bonus if such termination occurs before any annual bonus has been paid).

Mr. Crowley is entitled to such flexible time away, leave and other benefits and shall be subject to such rules and regulations and disciplinary action as shall be in effect from time to time in accordance with Company policy as applied uniformly to similarly-situated executives

The Crowley Agreement provides for customary non-competition, non-solicitation of employees and non-solicitation of client covenants that apply during employment and the twelve-month period thereafter and a perpetual confidentiality covenant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Audacy, Inc.

By:	/s/ Andrew P. Sutor, IV
Andrew P. Sutor, IV
Executive Vice President

Dated: January 10, 2023

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